Exhibit 99.12

EXECUTION VERSION

AMENDED AND RESTATED

CONFIDENTIAL MEMORANDUM OF UNDERSTANDING

(Adopted as of May 8, 2018)

(Amended and Restated as of June 15, 2018)

This amended and restated confidential memorandum of understanding (this “MOU”) is made and entered into between PeerStream, Inc. (f/k/a Snap Interactive, Inc.), a Delaware corporation (the “Company”), and Clifford Lerner, a director, officer, employee, and stockholder of the Company (“Mr. Lerner” or “Employee”).

WHEREAS, the Company has arranged for Mr. Lerner to sell 60,000 shares of the Company’s common stock to a third party investor pursuant to a stock purchase agreement, to be dated the date hereof, at a price of $5.00 per share (the “Purchase Agreement”); and

WHEREAS, in connection with Mr. Lerner’s entry into the Purchase Agreement, the parties desire to enter into this MOU.

NOW, THEREFORE, BE IT:

In consideration of the premises and the mutual promises herein made, and subject to and conditioned upon Mr. Lerner, the other seller, and the third party investor’s simultaneous entry into the Purchase Agreement, the Company and Mr. Lerner agree as follows:

1. Subject to the terms otherwise set forth herein, Mr. Lerner will resign as an officer and employee as soon as practicable after the date hereof and, simultaneously with such resignation, enter into a consulting agreement (the “Consulting Agreement”) on substantially the same terms as Mr. Lerner’s Employment Agreement, dated October 7, 2016, by and between the Company and Mr. Lerner (the “Lerner Employment Agreement”) that extends through October 2019 for a lump sum, up-front payment of $100,000, in which case his unvested restricted shares will continue to vest as scheduled, and the Company will, in order to assist Mr. Lerner in satisfying his tax withholding obligations with respect to such restricted shares that vest on the second anniversary of the closing date of the Company’s merger with AVM Software, Inc. (the “Merger”), withhold a number of restricted shares that would otherwise be acquired upon such vesting with a fair market value equal to the lesser of (a) Mr. Lerner’s tax withholding obligation with respect to the vesting shares and (b) $100,000, with the remaining amount of the tax withholding obligation, if any, payable by Mr. Lerner. For the avoidance of doubt, (i) nothing in this MOU shall obligate the Company to withhold any shares of restricted stock held by Mr. Lerner that vest upon the third anniversary date of the Merger or to assist Mr. Lerner with his tax obligations incurred in connection with the vesting of such restricted stock at that time, (ii) the Consulting Agreement will contain non-solicitation, non-disparagement, confidentiality, indemnification and termination for “cause” provisions (including, without limitation, the definition of “Cause” and the accelerated vesting obligations in connection with termination events) on substantially the same terms as the Lerner Employment Agreement and (iii) upon Mr. Lerner’s resignation, the Lerner Employment Agreement will be terminated and will have no further force nor effect, and the Company shall be under no obligation to make any further payments under the Lerner Employment Agreement. The parties hereby agree that the non-solicitation clause in the Consulting Agreement shall include carve-outs for Darrell Lerner and Lou Kerner, but shall not include carve-outs for any other individuals or entities.

2. In connection with Mr. Lerner’s resignation, the Company will simultaneously waive its right to enforce the non-competition provisions set forth in Section 4(b) and Section 7(a) of the Lerner Employment Agreement in total, and Mr. Lerner will no longer be subject to this or any other non-competition provisions.

3. Effective as of the date of this MOU, Mr. Lerner will not sell any shares of the Company’s common stock publicly until October 31, 2018 (such period, the “Restricted Period”). Notwithstanding the foregoing, Mr. Lerner is free to enter into a 10b5-1 plan during the Restricted Period, provided that (i) no sales of the Company’s common stock may be consummated under such 10b5-1 plan until after the expiration of the Restricted Period and (ii) any such 10b5-1 plan includes a provision that automatically terminates such plan following a notification to the broker under such plan that Mr. Lerner intends to publicly offer all or a portion of his shares of the Company’s common stock in a registered offering.

4. The Consulting Agreement will include language subjecting Mr. Lerner to trading and sales volume limitations in accordance with (i) Rule 144(e) under the Securities Act of 1933, as amended (the “Securities Act”), regardless of whether such Rule 144 is otherwise legally applicable, and (ii) the Company’s written insider trading policy in effect on the date hereof (the “Insider Trading Policy”); provided that (a) the Rule 144(e) restriction and Mr. Lerner’s obligations to comply with the Insider Trading Policy shall terminate 13 months following the date hereof, and (b) in no event shall Mr. Lerner, during the term of the Consulting Agreement, conduct any sales of the Company’s common stock at a price less than $4 per share.

5. In connection with Mr. Lerner’s resignation, the Company and Mr. Lerner will enter into an amendment to Mr. Lerner’s Registration Rights Agreement, dated October 7, 2016 (the “Registration Rights Agreement”), by and between Mr. Lerner and the Company, to provide that Mr. Lerner may only exercise his demand registration rights in connection with a firm commitment underwritten offering. All other rights under the agreement will remain in full.

6. The Company shall use commercially reasonable efforts to consummate, within 60 days of the date hereof, an underwritten public offering of shares of the Company’s common stock held by certain of the Company’s existing stockholders, which such transaction would include a minimum of 75,000 shares of the Company’s common stock held by Mr. Lerner (such transaction, the “Block Trade”). If (i) the Company and the other selling stockholders (other than Mr. Lerner) participating in the Block Trade have agreed on the economic terms of the transaction, (ii) the Company has entered into definitive documentation or filed a registration statement with respect to the Block Trade prior to October 31, 2018 and (iii) Mr. Lerner refuses to participate in the Block Trade, then the Restricted Period will automatically extend through January 31, 2019. In connection with the Block Trade, Mr. Lerner agrees to enter into a customary “lock-up” agreement in favor of the lead underwriter in the Block Trade that would extend for a period of three months following the consummation of the Block Trade.

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7. The Company agrees that there is no conflict of interest that would prevent Haynes and Boone, LLP (“Haynes and Boone”) from providing routine legal advice and services to Mr. Lerner in connection with selling his shares of the Company’s common stock, including providing appropriate opinions and filings. In the event that (i) Mr. Lerner participates in the Block Trade, (ii) the Company fails to enter into definitive documentation for the Block Trade or file a registration with respect to the Block Trade by the end of the day on October 31, 2018 or (iii) Mr. Lerner refuses to participate in the Block Trade due to the underwriter(s) in the Block Trade requiring Mr. Lerner to enter into a “lock-up” agreement with a duration of more than three months, the Company will pay the legal fees and expenses of Haynes and Boone associated with (a) any filings required by Mr. Lerner under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any Forms 3, 4 or 5, (b) any beneficial ownership reports required under Section 13 of the Exchange Act, including any amendments to Mr. Lerner’s Schedule 13D, (c) any legal opinions or related documentation associated with removing restrictive legends on shares of Company common stock sold by Mr. Lerner and (d) any questions from Mr. Lerner concerning, or other legal matters related to, the sale of Mr. Lerner’s shares in the Block Trade. Any communications by Mr. Lerner concerning the matters listed in clauses (a) through (d) above shall be made in writing to an email distribution list to be designated by the Company and Mr. Lerner shall not contact Haynes and Boone directly with respect to such matters; provided, however, that Mr. Lerner may contact Haynes and Boone directly if the Company fails to respond to an inquiry from Mr. Lerner within two business days. Any responses by the Company to Mr. Lerner’s inquiries shall also copy representatives of Haynes and Boone and any correspondence between the Company and Haynes and Boone concerning the matters set forth in clauses (a) through (d) above shall copy Mr. Lerner. For the avoidance of doubt, the Company will not be responsible for any legal fees or expenses incurred by or on behalf of Mr. Lerner for any other matters, including, without limitation (a) advice related to the mechanics of, or compliance with, Rule 144 under the Securities Act, (b) advice related to the mechanics of, or compliance with, the Insider Trading Policy or any federal securities laws prohibiting insider trading, (c) advice related to the mechanics of Mr. Lerner’s Registration Rights Agreement or (d) advice related to the vesting of, and mechanics for the payment of taxes in connection with, Mr. Lerner’s shares of restricted stock; provided, however, that Mr. Lerner may refer any questions concerning such matters directly to the Company.

8. In consideration of the mutual promises contained in the MOU, Employee, on behalf of himself, his heirs, executors, successors and assigns (the “Employee Releasing Parties”), irrevocably and unconditionally releases, waives, and forever discharges the Company and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (collectively, the “Company Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Employee Releasing Parties have, had, or may have against the Company Released Parties including those claims, demands, actions, causes of action, costs, fees and all liability relating to or arising out of his employment, his status as a stockholder of the Company, his service as a director, or any terms of the Lerner Employment Agreement, up to and including the date of this MOU. This release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, creed, disability, religion, military status, family status, marital status, partnership status, domestic violence, stalking and sex offense victim status, arrest and conviction record, predisposing genetic characteristic, alienage or citizenship status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including, without limitation, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the ADA Amendments Act of 2008, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981, the Rehabilitation Act, the Family and Medical Leave Act, the Fair Labor Standards Act anti-retaliation provisions, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, the Genetic Information Nondiscrimination Act, the New York Civil Rights Law, the New York City Human Rights Law, any federal, state, local or municipal whistleblower protection or anti-retaliation statute or ordinance, or any other federal, state, local, or municipal laws of any jurisdiction), claims arising under the Employee Retirement Income Security Act (except any employee benefits or employee participation rights as contained in the Lerner Employment Agreement), or any other statutory or common law claims related to or arising out of his employment, service as a director, or any terms of the Lerner Employment Agreement, up to and including the date of this MOU’s execution. Notwithstanding the foregoing, nothing in this release shall affect or impair: (i) any rights Employee may have to indemnification, including without limitation indemnification for attorneys’ fees, costs and/or expenses, pursuant to applicable law, statute, certificates of incorporation, by-laws of the Company or any of its affiliates, or the Lerner Employment Agreement; (ii) any of Employee’s rights arising under this MOU; or (iii) any rights that Employee has as a former employee under the Company’s employee benefit plans (other than any severance plan).

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9. In consideration of the mutual promises contained in the MOU, the Company, on behalf of itself and all of its parents, divisions, subsidiaries, affiliates, joint venture partners, partners, and related companies, and their present and former agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries, successors and assigns (the “Company Releasing Parties”), irrevocably and unconditionally releases, waives, and forever discharges the Employee and all of his heirs, executors, successors and assigns (collectively, the “Employee Released Parties”), from any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which the Company Releasing Parties have, had, or may have against the Employee Released Parties including those claims, demands, actions, causes of action, costs, fees and all liability relating to or arising out of Employee’s employment, his status as a stockholder of the Company, his service as a director, or any terms of the Lerner Employment Agreement, up to and including the date of this MOU. This release includes, without limitation, claims at law or equity or sounding in contract (express or implied) or tort, claims arising under any federal, state, or local laws of any jurisdiction, or any other statutory or common law claims related to or arising out of his employment or any terms of the Lerner Employment Agreement, up to and including the date of this MOU’s execution. Notwithstanding the foregoing, nothing in this release shall affect or impair any of the Company’s rights arising under the MOU.

10. The Parties understand and agree that this MOU shall not in any way be construed as an admission by either Party of any unlawful or wrongful acts whatsoever. Each Party specifically disclaims any liability to the other Party.

11. The Parties understand that it is their choice whether to enter into this MOU and that their decision to do so is voluntary and is made knowingly.

12. The Parties represent and acknowledge that in executing this MOU, they did not rely, have not relied, and expressly disavow reliance on any communications, statements, promises, inducements, or representation(s), oral or written, by any other Party, except as expressly contained in this MOU.

13. This MOU shall, in all respects, be interpreted, enforced, and governed under the laws of the State of New York. The parties agree that the language of this MOU shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the Parties.

14. The Parties agree that should a court declare or determine that any provision of this MOU is illegal or invalid, the validity of the remaining parts, terms or provisions of this MOU will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this MOU.

15. This MOU may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

Notwithstanding anything herein to the contrary, in the event that Mr. Lerner, the other seller, or the third party investor does not enter into the Purchase Agreement on the date hereof, this MOU shall be automatically terminated and shall have no further force nor effect.

This MOU is confidential to the parties and is for the use of the Company’s management, Mr. Lerner and their respective advisors. Accordingly, the information contained in this document may not be disclosed to any third party or used to facilitate negotiations with any third party without the prior written consent of each of the Company and Mr. Lerner.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this MOU as of the date first set forth above.

PEERSTREAM, INC.

By:	/s/ Alexander H. Harrington
Name: Alexander Harrington
Title: Chief Executive Officer

CLIFFORD LERNER

By:	/s/ Cliff Lerner
Name: Clifford Lerner

Signature Page to

Confidential Memorandum of Understanding